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                                                                   EXHIBIT 3.1.3

                            CERTIFICATE OF AMENDMENT
                                     OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         j2 GLOBAL COMMUNICATIONS, INC.

                    Adopted in accordance with the provisions
                   of Section 242 of the General Corporation
                          Law of the State of Delaware

     j2 Global Communications, Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, as amended (the "Delaware GCL"), by its duly authorized officers, hereby certifies as follows:

     FIRST: That the Board of Directors of the Corporation has duly adopted a resolution authorizing the Corporation to reclassify, change and convert each four (4) outstanding shares of the Corporation's Common Stock, par value $0.01 per share, into one (1) share of Common Stock, par value $0.01 per share.

     SECOND: That, pursuant to authorization by the affirmative vote, in accordance with the provisions of the Delaware GCL, of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon at a special meeting of stockholders of the Corporation held on February 6, 2001, the Amended and Restated Certificate of Incorporation of the Corporation be amended by adding a new paragraph to Article FOURTH to read as follows:

           (c) Each four shares of the Common Stock, par value $0.01 per share, of the Corporation issued and outstanding or held in treasury as of 12:01 a.m. Los Angeles time on February 7, 2001 (the "Effective Time") shall be reclassified as and changed into one (1) share of Common Stock, par value $0.01 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by four shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the average of the closing bid and closing asked prices of the Common Stock as last reported on The Nasdaq National Market immediately prior to the Effective Time.

     THIRD: That the amendments to the Corporation's Certificate of Incorporation set forth herein have been duly adopted in accordance with the provisions of Section 242 of the Delaware GCL.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by Richard S. Ressler, its Chairman of the Board, on February 6, 2001, hereby declaring and certifying that this is the act and deed of the Corporation and that the facts herein stated are true.

                          /s/ Richard S. Ressler
                          ---------------------------------
                          Name: Richard S. Ressler
                          Title: Chairman of the Board

ATTEST:

         /s/ Jeffrey D. Adelman
------------------------------------
Name: Jeffrey D. Adelman
Title:  Secretary